U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

                  ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Reporting

[  ] Form 4 Transactions Report

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1. Name and Address of Reporting Person*

   Filipov               Filip
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   (Last)               (First)                 (Middle)

   100 East Huron Street
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                                    (Street)

   Chicago               IL                       60611
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   (City)               (State)                 (Zip)

*If the Form is filed by more than one Reporting Person, see
 Instructions 4(b)(v)
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2. Issuer Name and Ticker or Trading Symbol


    Terex Corporation (TEX)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

     December, 2000
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5. If Amendment, Date of Original (Month/Day/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [    ]   Director                             [   ]   10% Owner
   [ x  ]   Officer (give title below)           [   ]   Other (specify below)


                              President - Terex Lifting
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7.  Individual or Joint/Group Filing
    (Check applicable line)

    _x__ Form filed by One Reporting Person

    ___ Form filed by More than One Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock, par value $.01 p/sh (1)  2/29/00         I              6,315        A      11.875                  D
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Common Stock, par value $.01 p/sh (2)   (2)            I                111        A      (2)     115,673         D
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Common Stock, par value $.01 p/sh (3)   (3)            J                434        A      (3)         612         I      401(k) Plan
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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Explanation of Responses:
(1)  Shares acquired in the Company's Deferred Compensation Plan.
(2) Shares acquired in the Company's Employee Stock Purchase Plan from January 2000 to December 2000 at prices ranging from $12.3710 to $28.00.
(3) Shares acquired through the Company's 401(k) Plan from January 2000 to December 2000 at prices ranging from $12.1875 to $17.8125.



        /s/ Filip Filpov                                  January 19, 2001
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.